                                                                  EXHIBIT (d)(2)



                         SUPPORT AND EXCHANGE AGREEMENT


         THIS SUPPORT AND EXCHANGE AGREEMENT, dated as of May 30, 2002 (this "Agreement"), is by and among D&B Holdings I, Inc., a Delaware corporation ("Parent"), D&B Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent ("Purchaser"), and each of the parties listed on Exhibit A hereto (each in his, her or its individual capacity, a "Stockholder," and, collectively, the "Stockholders").

                              W I T N E S S E T H:

         WHEREAS, contemporaneously with the execution and delivery of this Agreement, Parent, Purchaser and Dave & Buster's, Inc., a Missouri corporation (the "Company"), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides for, upon the terms and subject to the conditions set forth therein, (i) the commencement by Purchaser of a cash tender offer (the "Offer") to purchase all of Company's outstanding shares of common stock, par value $.01 per share (the "Shares"), at a price of $12.00 per share, and (ii) the subsequent merger of Purchaser with and into the Company (the "Merger");

         WHEREAS, as of the date hereof, each Stockholder owns, beneficially and of record, (i) the number of Shares set forth beside such Stockholder's name on Exhibit A (all such Shares together with any additional Shares which may hereafter be acquired by such Stockholder prior to the termination of this Agreement, whether upon the exercise of options or by means of purchase, dividend, distribution or otherwise, being referred to herein as the "Owned Shares") and (ii) stock options to purchase the number of option Shares set forth beside such Stockholder's name on such Exhibit A (the "Rollover Options");

         WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Purchaser have required that the Stockholders enter into this Agreement; and

         WHEREAS, in order to induce Parent and Purchaser to enter into the Merger Agreement, each Stockholder is willing to enter into this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and each Stockholder hereby agree as follows:

                                    ARTICLE I

                                VOTING OF SHARES;
                       OTHER COVENANTS OF THE STOCKHOLDER

         SECTION 1.1. Voting of Shares. From the date hereof until termination of this Agreement pursuant to Section 6.2 hereof (the "Term"), at any meeting of the stockholders of the Company, however called, the Stockholder shall vote the Owned Shares (i) in favor of the Merger and the Merger Agreement (as amended from time to time), (ii) against any Acquisition

Proposal and against any proposal for action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which is reasonably likely to result in any of the conditions of the Company's obligations under the Merger Agreement, not being fulfilled, or any other action which could reasonably be expected to impede, interfere with, delay, postpone or materially adversely affect the transactions contemplated by the Merger Agreement or the likelihood of such transactions being consummated and (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement. The foregoing obligations shall also apply to any action to be taken by written consent of Company stockholders without a meeting.

         SECTION 1.2. No Inconsistent Arrangements. Except as contemplated by this Agreement and the Merger Agreement, the Stockholders shall not during the Term (i) transfer (which term shall include, without limitation, any sale, assignment, gift, pledge, hypothecation or other disposition), or consent to any transfer of, any or all of the Owned Shares or any interest therein, or create or permit to exist any Encumbrance (as defined in Section 4.3 hereof) on such Owned Shares, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Owned Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to the Owned Shares, (iv) deposit the Owned Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Owned Shares, or (v) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or by the Merger Agreement.

         SECTION 1.3. Waiver of Appraisal Rights. Each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger.

         SECTION 1.4. Stop Transfer. The Stockholders shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Owned Shares, unless such transfer is made in compliance with this Agreement.

         SECTION 1.5. No Solicitation. During the Term, the Stockholders shall not, nor shall any Stockholder permit or authorize any of its partners, employees, agents or representatives (collectively, the "Representatives") to, take any action which a Company Representative would be prohibited from taking by the terms of Section 5.2 of the Merger Agreement. Each Stockholder will promptly notify Parent of the existence of any proposal, discussion, negotiation or inquiry received by such Stockholder and will immediately communicate to Parent the terms of any proposal, discussion, negotiation or inquiry which it may receive (and will promptly provide to Parent copies of any written materials received by it in connection with such proposal, discussion, negotiation or inquiry) and the identity of the Person making such proposal or inquiry or engaging in such discussion or negotiation. Any action taken by the Company's directors or officers, acting solely in their corporate capacities, consistent with Section 5.2 of the Merger Agreement shall not be considered to violate this
Section 1.5.

         SECTION 1.6. No Tender. The Stockholders will not tender any of their Owned Shares in the Offer.

                                   ARTICLE II

                               EXCHANGE OF SHARES

         SECTION 2.1. Exchange. The equity capitalization of Parent (including shares reserved for issuance under Parent stock incentive plans) as of immediately following the Exchange (as defined below) shall be as set forth on Exhibit B hereto (the "Parent Equity Schedule"). Each Stockholder shall, effective as of the third business day following expiration of the Offer, (i) exchange such Stockholder's Owned Shares for newly-issued shares of capital stock of Parent and (ii) exchange such Stockholder's Rollover Options for new stock options, in each case consistent with the Parent Equity Schedule (the "Exchange"); provided that the cash equity contributions of the "Investcorp Holders" as reflected in such Exhibit B shall be made prior to or concurrently with such Exchange and Purchaser shall have accepted for payment Shares tendered pursuant to the Offer. At the time of the Exchange, the certificate of incorporation of Parent will be substantially in the form of Exhibit C hereto.

         SECTION 2.2. Certain Warranties. The transfer by the Stockholders of the Owned Shares to Parent pursuant to this Agreement shall pass to and unconditionally vest in Parent good and valid title to the Owned Shares, free and clear of all Encumbrances whatsoever.

         SECTION 2.3. Disclosure. Each Stockholder hereby authorizes Parent and Purchaser to publish and disclose in the Offer Documents and, if approval of the Company's stockholders is required under applicable law, the Proxy Statement (including all documents and schedules filed with the SEC), such Stockholder's identity and ownership of the Owned Shares and the nature of its commitments, arrangements and understandings under this Agreement. Each Stockholder will join as a filing party in the Schedule 13E-3 filings made in connection with the Offer and the Merger.

                                   ARTICLE III

                              SHAREHOLDER AGREEMENT

         SECTION 3.1. Stockholder Agreement. The obligations of the parties to effect the Exchange shall be conditioned on the execution, delivery and effectiveness of the Stockholder Agreement attached hereto as Exhibit D by parties named therein, including the Stockholders.

                                   ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

         Each Stockholder hereby represents and warrants to Parent and Purchaser as follows:

         SECTION 4.1. Due Authorization, etc. Such Stockholder has all requisite power and authority to execute, deliver and perform this Agreement, to appoint Purchaser and Parent as its Proxy and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Stockholder. This

Agreement has been duly executed and delivered by or on behalf of such Stockholder and constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms.

         SECTION 4.2. No Conflicts; Required Filings and Consents.

         (a) Except as would not impair or delay the ability of such Stockholder to consummate the transactions contemplated hereby, the execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, (i) subject to the filings referred to in Section 4.2(b), conflict with or violate any law applicable to such Stockholder or by which such Stockholder or any of such Stockholder's assets is bound or affected or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or result in the creation of an Encumbrance on any assets of such Stockholder, including, without limitation, Owned Shares, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of such Stockholder's assets is bound or affected.

         (b) Except as would not impair or delay the ability of such Stockholder to consummate the transactions contemplated hereby, the execution and delivery of this Agreement by such Stockholder does not, and the performance of this Agreement by such Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority (other than any necessary filing under the HSR Act or the Exchange Act).

         SECTION 4.3. Title to Shares. Except as disclosed to Holdings in writing by such Stockholder, such Stockholder is the sole record and beneficial owner of the Owned Shares, free and clear of any pledge, lien, security interest, mortgage, charge, claim, equity, option, proxy, voting restriction, voting trust or agreement, understanding, arrangement, right of first refusal, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind ("Encumbrances"), except for Encumbrances or proxies arising pursuant to this Agreement. As of the date hereof, the Shares listed on Exhibit A beside such Stockholding name under the caption "Number of Shares" are the only Shares owned of record or beneficially by such Stockholder.

         SECTION 4.4. No Finder's Fees. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder (except as may be reflected in Section 3.18 of the Merger Agreement). Such Stockholder, on behalf of itself and its affiliates, hereby acknowledges that it is not entitled to receive any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby or by the Merger Agreement.

                                    ARTICLE V

                        REPRESENTATIONS AND WARRANTIES OF
                              PARENT AND PURCHASER

         Parent and Purchaser hereby, jointly and severally, represent and warrant to the Stockholder as follows:

         SECTION 5.1. Due Organization, Authorization, etc. Purchaser and Parent are duly organized, validly existing and in good standing under the laws of their jurisdiction of incorporation. Purchaser and Parent have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by each of Purchaser and Parent have been duly authorized by all necessary corporate action on the part of Purchaser and Parent, respectively. This Agreement has been duly executed and delivered by each of Purchaser and Parent and constitutes a legal, valid and binding obligation of each of Purchaser and Parent, enforceable against Purchaser and Parent in accordance with its terms.

         SECTION 5.2. Investment Intent. Parent will be acquiring the Owned Shares pursuant to the Exchange for its own account and not with a view to distribution or resale in any manner which would be in violation of the Securities Act.

                                   ARTICLE VI

                                  MISCELLANEOUS

         SECTION 6.1. Definitions. Terms used but not otherwise defined in this Agreement have the meanings ascribed to such terms in the Merger Agreement.

         SECTION 6.2. Termination. This Agreement shall terminate and be of no further force and effect (i) upon the written mutual consent of the parties hereto or (ii) automatically and without any required action of the parties hereto upon the termination of the Merger Agreement prior to the Effective Time in accordance with its terms. No such termination of this Agreement shall relieve any party hereto from any liability for any breach of this Agreement prior to termination.

         SECTION 6.3. Further Assurance. From time to time, at another party's request and without additional consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

         SECTION 6.4. Certain Events. Each Stockholder agrees that this Agreement and the Stockholder's obligations hereunder shall attach to the Owned Shares and shall be binding upon any person or entity to which legal or beneficial ownership of the Owned Shares shall pass, whether by operation of law or otherwise. Notwithstanding any transfer of the Owned Shares, the transferor shall remain liable for the performance of all its obligations under this Agreement.

         SECTION 6.5. Specific Performance. Each Stockholder acknowledges that if such Stockholder fails to perform any of its obligations under this Agreement immediate and irreparable harm or injury would be caused to Parent and Purchaser for which money damages would not be an adequate remedy. In such event, each Stockholder agrees that each of Parent and Purchaser shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. Accordingly, if Parent or Purchaser should institute an action or proceeding seeking specific enforcement of the provisions hereof, each Stockholder hereby waives the claim or defense that Parent or Purchaser, as the case may be, has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. Each Stockholder further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

         SECTION 6.6. Notice. All notices, requests, claims demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a)  If to Parent or Purchaser:     D&B Holdings I, Inc.
                                             D&B Acquisition Sub, Inc.
                                             c/o Gibson, Dunn & Crutcher LLP
                                             200 Park Avenue
                                             New York, New York  10166
                                             Telecopier: 212-351-4065
                                             Attention: E. Michael Greaney, Esq.

         (b)  If to a Stockholder:           To the appropriate address shown
                                             on Exhibit A.

               with a copy to:               Bruce H. Hallett, Esq.
                                             Hallett & Perrin, P.C.
                                             2001 Bryan Street, Suite 3900
                                             Dallas, Texas  75201
                                             Telecopier: 214-922-4170

         SECTION 6.7. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 6.8. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

         SECTION 6.9. Entire Agreement; No Third-Party Beneficiaries. This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, and this Agreement is not intended to confer upon any person, other than the parties hereto, any rights or remedies.

         SECTION 6.10. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties; provided, however, that Parent or Purchaser may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of Parent, but no such assignment shall relieve Parent or Purchaser of its obligations hereunder if such assignee does not perform such obligations.

         SECTION 6.11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto (a) hereby irrevocably and unconditionally consents to submit to the personal jurisdiction of the courts of the State of New York and of the United States of America located in the State of New York in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) shall not object to or attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) shall not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any other court.

         SECTION 6.12. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         SECTION 6.13. Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         SECTION 6.14. Waiver. Any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto and
(c) waive compliance by the other parties hereto with any of their agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

         SECTION 6.15. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

                  IN WITNESS WHEREOF, Parent, Purchaser and the Stockholder have caused this Agreement to be executed as of the date first written above.

                                  D&B HOLDINGS, INC.

                                  By:      /s/ Simon Moore
                                     -------------------------------------------
                                  Name: Simon Moore
                                  Title: President


                                  D&B ACQUISITION SUB, INC.

                                  By:    /s/ Simon Moore
                                     -------------------------------------------
                                  Name: Simon Moore
                                  Title: President


                                         /s/ David O. Corriveau
                                  ----------------------------------------------
                                             David O. Corriveau


                                         /s/ James W. Corley
                                  ----------------------------------------------
                                             James W. Corley


                                       /s/ W. C. Hammett, Jr.
                                  ----------------------------------------------
                                       William C. Hammett, Jr.


                                        /s/ Walter S. Henrion
                                  ----------------------------------------------
                                            Walter S. Henrion


                                  FIFTEEN, L.P.

                                  By:   /s/ David O. Corriveau
                                     -------------------------------------------
                                  Name:   David O. Corriveau
                                  Title:  General Partner

                                  WENTWORTH INVESTMENTS, L.P.

                                  By:   /s/ James W. Corley
                                     -------------------------------------------
                                  Name:   James W. Corley
                                  Title:  General Partner

                                    EXHIBIT A



                                                      Number of Shares covered
Name and Address              Number of Shares          by Rollover Options
----------------              ----------------        ------------------------
David B. Corriveau         422,717 (unrestricted)              4,988
-and-                       60,000 (restricted)
Fifteen, L.P.
c/o David B. Corriveau
Dave & Buster's, Inc.
2481 Manana Drive
Dallas, Texas  75220

James W. Corley            427,718 (unrestricted)                -0-
-and-                       60,000 (restricted)
Wentworth Investments,
L.P.
c/o James W. Corley
Dave & Buster's, Inc.
2481 Manana Drive
Dallas, Texas  75220

William C. Hammett             -0-                            56,982
Dave & Buster's, Inc.
2481 Manana Drive
Dallas, Texas  75220

Walter S. Henrion           63,110 (unrestricted)             30,000
Dave & Buster's, Inc.
2481 Manana Drive
Dallas, Texas  75220

                                    EXHIBIT B

                             PARENT EQUITY SCHEDULE

      EXPLANATORY NOTE: The attached Equity Capitalization table reflects the pro forma equity capitalization of Parent as of immediately following the Exchange based on the assumed levels of new debt (referred to as "Senior Secured Notes" in the table), Repayment of Debt and Fees and Expenses as reflected in the table. The actual final equity values and percentages will be calculated in a manner consistent with the model reflected in the attached table based on the final new debt, Repayment of Debt and Fees and Expenses amounts as reasonably determined in good faith by Parent.

EQUITY CAPITALIZATION


EQUITY VALUE CALCULATION                        CAPITAL CONTRIBUTION CALCULATION
------------------------                        --------------------------------

Purchase Price Per Share               $12.00   Rolling Group                Existing (1)                          Value
                                                                ---------------------------------------  ---------------------------
                                                                            In-$     Rest.
                                                                 Shares     Opts     Stock      Total    pre-proceeds  post-proceeds
                                                                --------  --------  --------  ---------  ------------  -------------
Equity Purchase Price            $177,952,320   Dave Corriveau   422,717     4,988    60,000    487,705  $  5,852,454  $   5,816,184
Repayment of Debt                  87,646,115   Buster Corley    427,718         0    60,000    487,718     5,852,616      5,852,616
Management Options Proceeds          (643,804)  Walt Henrion      63,110    30,000         0     93,110     1,117,320        877,320
Non-Management Options Proceeds   (10,800,539)  WC Hammett             0    56,982    25,000     81,982       983,784        616,250
                                 ------------                   --------  --------  --------  ---------  ------------  -------------
  Total Purchase Price           $254,154,092     Total          913,545    91,970   145,000  1,150,515  $ 13,806,174  $  13,162,370

Fees & Expenses                  $ 26,010,000   Investcorp             0         0         0          0             0  $ 109,501,722
Co-CEO Loan                         2,500,000
                                 ------------
                                                TOTAL            913,545    91,970   145,000  1,150,515  $ 13,806,174  $ 122,664,092
                                                                                                                       =============
Total Uses                       $282,664,092
                                 ============

Less: Senior Secured Notes       $160,000,000
                                 ------------

Equity Value                     $122,664,092
                                 ============

----------
(1) Source: Company data.


BUSINESS DEAL
-------------
                                                                            Performance/Deal Based Options/Restricted Stock
                                                                           -------------------------------------------------
                                                                           Management    Founders'   Restricted
Rolling Group                    Value at Close   % Contribution            Options       Options      Stock        Total
                                 --------------   --------------           ----------   ----------   ----------   ----------

Dave Corriveau                    $  5,816,184             4.74%                1.25%        1.25%        1.50%        4.00%
Buster Corley                        5,852,616             4.77%                1.25%        1.25%        1.50%        4.00%
Walt Henrion                           877,320             0.72%                             0.50%                     0.50%
WC Hammett                             616,250             0.50%                                                       0.00%
                                  ------------    --------------     +     ----------   ----------   ----------   ----------     =
  Total                           $ 13,162,370            10.73%                2.50%        3.00%        3.00%        8.50%

Other Management                  $          0             0.00%                7.00%                                  7.00%

Investcorp                        $109,501,722            89.27%

TOTAL                             $122,664,092           100.00%                9.50%        3.00%        3.00%       15.50%


IMPLEMENTATION
--------------
                                 Value at Close                          Holdings Shares
                     ----------------------------------------   ----------------------------------
Rolling Group           Common      Restricted       Total       Common    Restricted     Total      Price/Share
                     ------------   ----------   ------------   --------   ----------   ----------   -----------
Dave Corriveau       $  5,072,604   $  720,000   $  5,792,604     41,509        5,892       47,401   $122.204262
Buster Corley           5,132,616      720,000      5,852,616     42,000        5,892       47,892    122.204262
Walt Henrion              757,320            0        757,320      6,197            0        6,197    122.204262
WC Hammett                      0      300,000        300,000          0        2,455        2,455    122.204262
                     ------------   ----------   ------------   --------   ----------   ----------
  Total              $ 10,962,540   $1,740,000   $ 12,702,540     89,707       14,238      103,945    122.204262

Other Management     $          0   $        0   $          0          0            0            0    122.204262

Investcorp           $109,501,722   $        0   $109,501,722    896,055            0      896,055    122.204262

TOTAL                $120,464,262   $1,740,000   $122,204,262    985,762       14,238    1,000,000    122.204262

                             Rolled Options          Dilution     New
                     ------------------------------  --------   Options &     Mgmt      Founders'   Restricted
Rolling Group         Value(1)   Options(2)  Strike     %      Rest. Stock  Options(3)  Options(3)     Stock      Total    Ownership
                     ----------  ---------   ------  --------  -----------  ---------   ---------   ----------  ---------  ---------
Dave Corriveau       $   59,850        490   $74.06     4.00%       47,765     14,926      14,926       17,912     95,656      8.01%
Buster Corley                 0          0     0.00     4.00%       47,765     14,926      14,926       17,912     95,657      8.01%
Walt Henrion            360,000      2,946    81.47     0.50%        5,971          0       5,971            0     15,114      1.27%
WC Hammett              683,784      5,595    65.68     0.00%            0          0           0            0      8,050      0.67%
                     ----------  ---------           -------   -----------  ---------   ---------   ----------  ---------  --------
  Total              $1,103,634      9,031    71.29     8.50%      101,500     29,853      35,824       35,824    214,476     17.96%

Other Management             $0          0     0.00     7.00%       83,588     83,588           0            0     83,588      7.00%

Investcorp                   $0          0     0.00     0.00%            0          0           0            0    896,055     75.04%

TOTAL                $1,103,634      9,031   $71.29    15.50%      185,089    113,441      35,824       35,824  1,194,120    100.00%


----------
(1) Equivalent equity under option.
(2) Equity under option / deal price per share.
(3) Strike at III buy-in price.

                                    EXHIBIT C
                                       to
                         SUPPORT AND EXCHANGE AGREEMENT


                          CERTIFICATE OF INCORPORATION

                                       OF

                              ROYALE HOLDINGS, INC.

                                ARTICLE I -- NAME

      The name of the corporation (hereinafter called the "Corporation") is Royale Holdings, Inc.

                         ARTICLE II -- REGISTERED OFFICE

      The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is __________________________ ________________; and the name of the registered agent of the Corporation in the State of Delaware is __________________________________________.

                             ARTICLE III -- PURPOSE

      The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                          ARTICLE IV -- CAPITALIZATION

      1. Definitions. As used in this Article IV, the following terms shall have the following meanings:

            "Affiliate", with respect to a Class D Stockholder that is not a natural person, means (i) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Class D Stockholder or (ii) any Person who is a director or officer of (a) such Class D Stockholder, (b) any subsidiary of such Class D Stockholder or (c) any Person described in clause (i) above. For purposes of this definition, "control" of a Person shall mean the power, directly or indirectly, (y) to vote fifty percent (50%) or more of the securities having ordinary voting power for the election of directors of such Person whether by ownership of securities, contract, proxy or otherwise, or (z) to direct or cause the direction of the management and policies of such Person whether by ownership of securities, contract, proxy or otherwise.

            "Board" means the Board of Directors of the Corporation.

            "Business Day" means any day other than a Saturday, Sunday, federal holiday or other day on which commercial banks in New York City are authorized or required to close under the laws of the State of New York.
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            "Certificate of Incorporation" means this Certificate of
Incorporation of the Corporation, as amended from time to time in accordance with the DGCL.

            "Class A Stock" means the Class A Common Stock described in Section 2(c).

            "Class C Stock" means the Class C Common Stock described in Section 2(c).

            "Class D Stock" means the Class D Common Stock described in Section 2(c).

            "Class A Stockholder" means a record holder of one or more shares of Class A Stock.

            "Class C Stockholder" means a record holder of one or more shares of Class C Stock.

            "Class D Stockholder" means a record holder of one or more shares of Class D Stock.

            "Common Stock" has the meaning set forth in Section 2(c).

            "Conversion Date" has the meaning set forth in Section 6.

            "Corporation" has the meaning set forth in Article I.

            "DGCL" has the meaning set forth in Section 2(b).

            "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

            "Initial Public Offering" means the consummation of a public offering pursuant to an effective registration statement under the Securities Act on any of Forms S-1, S-2, S-3 or any similar or successor form covering any of the Stock, as a result of which (i) the Corporation is a reporting company under Section 12(b) or 12(g) of the Exchange Act and (ii) the Stock is traded on the New York Stock Exchange or the American Stock Exchange, or quoted on The Nasdaq Stock Market or is traded or quoted on any other national stock exchange.

            "IPO Date" means the date and time immediately prior to consummation of the Initial Public Offering.

            "Non-Redeemable Shares" means all shares of Class A Stock and Class C Stock that have been previously sold pursuant to a Tag-Along Transfer or are issued in conjunction with a redemption pursuant to Section 5(b).

            "Notice Date" has the meaning set forth in Section 4(b)(iv).

            "Other Stockholders" has the meaning set forth in Section 4(a).

            "Permitted Transferee" with respect to a Transfer by a Class D Stockholder, means (i) with respect to any Class D Stockholder who is a natural person, a Transfer to (a) such


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
Stockholder's spouse or issue, or (b) a trust the beneficiaries of which, or a partnership the limited and general partners of which, include only the Class D Stockholder, his spouse or issue; (ii) with respect to any Class D Stockholder that is not a natural person, (A) a Transfer to an Affiliate of such Class D Stockholder; or (B) a Transfer to another Class D Stockholder or its Affiliates; provided such other Class D Stockholder referenced in clauses (i) and (ii) did not acquire its shares of Class D Stock pursuant to a Tag-Along Transfer.

            "Person" means any natural person, partnership, limited liability company, corporation (including the Corporation), trust or unincorporated organization or a government or a political subdivision thereof.

            "Preferred Stock" has the meaning set forth in Section 2(a).

            "Preferred Stock Designation" has the meaning set forth in Section 2(b).

            "Proposed Purchase Amount" has the meaning set forth in Section
4(a).

            "Proposed Transferee" has the meaning set forth in Section 4(a).

            "Proposed Transferor" has the meaning set forth in Section 4(a).

            "Redemption Date" has the meaning set forth in Section 5(c).

            "SEC" means the Securities and Exchange Commission.

            "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

            "Stock" has the meaning set forth in Section 2(c).

            "Stockholder" means a record holder of one or more shares of Class A Stock, Class C, Class D Stock or Common Stock.

            "Tag-Along Acceptance Date" has the meaning set forth in Section
4(c).

            "Tag-Along Notice" has the meaning set forth in Section 4(c).

            "Tag-Along Pro Rata Amount" has the meaning set forth in Section
4(a).

            "Tag-Along Redemption Price" has the meaning set forth in Section 5(a).

            "Tag-Along Transfer" has the meaning set forth in Section 4(a).

            "Transfer", with respect to any outstanding share of Stock, means the sale, assignment, pledge, hypothecation, gift or any other disposition whatsoever of such share (other than pursuant to the redemption or conversion of any such share of Stock, in either case in accordance with the terms of this Certificate of Incorporation), or the encumbrance or granting of any rights or interests whatsoever in or with respect to such share.

            "Transfer Notice" has the meaning set forth in Section 4(b).

      2.    Designation and Number.

            (a) The total number of shares of all classes of stock which the Corporation shall have authority to issue is __________, of which _______ shares shall be preferred stock and shall have a par value of $0.01 per share ("Preferred Stock") and _______ shares shall be common stock, as set forth in paragraph (c) below.

            (b) Preferred Stock. The Board is expressly authorized to provide for the issue of all or any shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, or lack of voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issue of such series (a "Preferred Stock Designation") and as may be permitted by the Delaware General Corporation Law (the "DGCL"). The Corporation may, by an amendment to the Certificate of Incorporation duly adopted, increase or decrease, at any time and from time to time (but not below the number of shares of Preferred Stock then outstanding), the number of authorized shares of Preferred Stock. Unless otherwise provided in a Preferred Stock Designation, shares of Preferred Stock redeemed, purchased or otherwise acquired by the Corporation pursuant to the terms hereof shall be retired and shall revert to authorized but unissued Preferred Stock.

            (c) Common Stock. There shall be four classes of common stock of the Corporation. The first class of common stock of the Corporation shall have a par value of $0.01 per share and shall be designated as "Class A Common Stock" and the number of shares of such class which the Corporation is authorized to issue is _________. The second class of common stock of the Corporation shall have a par value of $0.01 per share and shall be designated as "Class C Common Stock" and the number of shares which the Corporation is authorized to issue is _________. The third class of common stock of the Corporation shall have a par value of $0.01 per share and shall be designated as "Class D Common Stock" and the number of shares which the Corporation is authorized to issue is _________. The fourth class of common stock of the Corporation shall have a par value of $0.01 per share and shall be designated as "Common Stock" and the number of shares of such class which the Corporation is authorized to issue is _________. The Class A Stock, Class C Stock, Class D Stock and Common Stock are sometimes referred to collectively herein as the "Stock". The Corporation may, by an amendment to the Certificate of Incorporation duly adopted, increase or decrease, at any time and from time to time (but not below the number of shares of Class A Stock, Class C Stock, Class D Stock or Common Stock, as the case may be, then outstanding), the number of authorized shares of Class A Stock, Class C Stock, Class D Stock or Common Stock, as the case may be. Shares of Stock redeemed, purchased or otherwise acquired by the Corporation pursuant to the terms hereof shall be retired and shall revert to authorized but unissued Class A Stock, Class C Stock, Class D Stock or Common Stock, as the case may be.

      3.    Restrictions on Transfer.

            (a) Except for Transfers to a Permitted Transferee, no Class D Stockholder shall Transfer any share of Class D Stock owned by such Class D Stockholder except in accordance with the terms of this Certificate of Incorporation. Any Transfer or attempt to Transfer any share of Class D Stock in violation of the terms and conditions of this Certificate of Incorporation shall be null and void and of no force and effect, the transferee thereof shall not be deemed to be the registered holder thereof nor entitled to any rights with respect thereto, and the Corporation shall refuse to Transfer any such share of Class D Stock on its books to such alleged transferee.

            (b) No Stockholder shall Transfer any shares of Stock unless such Transfer complies with the conditions specified in this Section 3(b), which are intended to ensure compliance with the provisions of the Securities Act. Prior to any Transfer, the holder of the shares of Stock proposed to be Transferred shall give written notice to the Corporation of such holder's intention to effect such Transfer. Each such notice shall describe the manner and circumstances of the proposed Transfer in sufficient detail, and, if requested by the Corporation, shall be accompanied by either (i) a written opinion of legal counsel who is reasonably satisfactory to the Corporation, addressed to the Corporation and reasonably satisfactory in form and substance to the Corporation's counsel, to the effect that the proposed Transfer may be effected without registration under the Securities Act and qualification under applicable state securities laws, or (ii) a "no action" letter from the SEC to the effect that the Transfer of such securities without registration under the Securities Act will not result in a recommendation by the staff of the SEC that action be taken with respect thereof, or a combination of (i) and (ii) above, whereupon the holder of such shares of Stock shall be entitled to Transfer such shares in accordance with the terms of this Certificate and the written notice delivered by the holder to the Corporation. Each certificate evidencing the shares of Stock Transferred as above provided shall bear the appropriate restrictive legend set forth in Section 9, provided that, following the Initial Public Offering, such certificates shall bear the legend set forth in Section 9 or another legend only if, in the opinion of counsel to the Corporation, the imposition of such legend is required under the Securities Act or other applicable law. Any purported Transfer in violation of this Section 3(b) shall be null and void and of no force or effect, and the Corporation shall not record any such Transfer on its stock transfer books. The restrictions on Transfer contained in this Section 3(b) shall not apply to Transfers of shares of Stock
(i) in the Initial Public Offering; or (ii) following the Initial Public Offering, provided that such Transfer is made in compliance with the Securities Act and applicable state securities laws and in accordance with any restrictions on transfer contained in any restrictive legend set forth on the certificates representing such shares.

      4.    Tag-Along Rights.

            (a) Transfer by Class D Stockholders. If, other than in connection with the Initial Public Offering, any Class D Stockholder or Stockholders (for purposes of this Section 4, singularly or collectively, the "Proposed Transferor"), at any time or from time to time in one transaction or in a series of transactions, desires to enter into an agreement (whether oral or written) to Transfer its shares of Class D Stock or any part thereof in a transaction which is a sale to any Person other than a Permitted Transferee (the "Proposed Transferee"), such proposed Transfer shall be deemed a "Tag-Along Transfer" and, each of the Class A Stockholders

(collectively, the "Other Stockholders") shall have the right, as a condition to such Tag-Along Transfer, to have the Proposed Transferee purchase from each such Other Stockholder up to the number of shares (the "Tag-Along Pro Rata Amount") of Class A Stock derived by multiplying the total number of shares of Class A Stock (exclusive of Non-Redeemable Shares) owned by such Other Stockholder by a fraction, the numerator of which is equal to the number of shares of Class D Stock that is proposed to be Transferred by the Proposed Transferor to the Proposed Transferee (the "Proposed Purchase Amount") and the denominator of which is the total number of shares of Class D Stock (other than shares of Class D Stock that have previously been Transferred pursuant to a Tag-Along Transfer) outstanding as of the Notice Date (as defined in Section 4(b)(iv)). All Tag-Along Transfers by Other Stockholders shall be on the same terms and conditions (with such changes as are necessary to apply such terms and conditions to a sale by such Other Stockholders) as the proposed Tag-Along Transfer by the Proposed Transferor, provided that no Other Stockholder shall be required to make any representation or warranty in connection with the Tag-Along Transfer other than as to its ownership and authority to Transfer the shares of Stock to be Transferred by it, free and clear of any and all liens and encumbrances (other than under this Certificate of Incorporation) and in compliance with all applicable laws.

            (b) Transfer Notice. The Proposed Transferor participating in a Tag-Along Transfer shall at least ten (10) Business Days prior to the closing date thereof provide the Corporation and the Other Stockholders with written notice (the "Transfer Notice") of the proposed Tag-Along Transfer containing the following:

                  (i) the name and address of the Proposed Transferor and the Proposed Transferee;

                  (ii)  the Proposed Purchase Amount;

                  (iii) the proposed amount to be paid for such shares of Class D Stock, the terms and conditions of payment offered by the Proposed Transferee, the closing date for the proposed Tag-Along Transfer and the estimated expenses payable pursuant to Section 4(d);

                  (iv) the aggregate number of shares of Class A Stock, as the case may be, held of record as of the date the Transfer Notice is sent (the "Notice Date") by the Other Stockholder to whom the notice is sent;

                  (v) the Tag-Along Pro Rata Amount for the Other Stockholder to whom the Transfer Notice is sent; and

                  (vi) a statement confirming that the Proposed Transferee has agreed (i) to honor the tag-along rights of the Other Stockholders, and
      (ii) pursuant to Section 5(b), to purchase the number of shares of Stock redeemed pursuant to Section 5(a).

            Upon written request by the Proposed Transferor, the Corporation shall provide to the Proposed Transferor the information referred to in (iv) and
(v) above for inclusion in the Transfer Notice and such other information as may be required to enable the Proposed Transferor to comply with the terms of this
Section 4(b).

            (c) Tag-Along Notice. Each Other Stockholder desiring to participate in the proposed Tag-Along Transfer shall provide a written notice (the "Tag-Along Notice") to the Proposed Transferor on or before the expiration of five (5) Business Days after the Notice Date (the "Tag-Along Acceptance Date") stating the number of shares held by such Other Stockholder (up to its Tag-Along Pro Rata Amount) to be included in the proposed Tag-Along Transfer on the terms and conditions specified in the Transfer Notice. The Tag-Along Notice given by each Other Stockholder shall include and constitute such Other Stockholder's binding agreement to include a number of shares equal to its Tag-Along Pro Rata Amount (or such lesser amount as stated in the Tag-Along Notice) in the Tag-Along Transfer on the terms and conditions specified in the Transfer Notice and in this Certificate of Incorporation. If the Proposed Transferee does not purchase all of the shares of Stock of the Proposed Transferor and the Other Stockholders included in such proposed Tag-Along Transfer, then the proposed Tag-Along Transfer to such Proposed Transferee shall be prohibited and any attempt to consummate the proposed Tag-Along Transfer shall be null and void and of no force and effect.

            (d) Each Proposed Transferor and each Other Stockholder whose shares are sold in a Tag-Along Transfer shall be entitled to receive the proceeds of such Tag-Along Transfer less its pro rata share, based on the ratio that the number of shares included in such Tag-Along Transfer by such Other Stockholder bears to the total number of shares of Stock being sold in the transaction which includes the Tag-Along Transfer, of the expenses of the transaction including, without limitation, legal, accounting and investment banking fees and expenses, such determination of expenses to be made in good faith by the Board.

            (e) The provisions of this Section 4 shall not apply to a subsequent Transfer of any share of Class D Stock that has previously been the subject of a completed Tag-Along Transfer that complied with the provisions of this Section 4.

      5.    Redemption.

            (a) In the event of any Tag-Along Transfer, on each applicable Redemption Date (as defined below), the Corporation shall redeem, pro rata, out of funds legally available therefor, from each Class A Stockholder who did not participate in such Tag-Along Transfer up to the full amount of such holder's Tag-Along Pro Rata Amount that number of shares of Class A Stock which is equal to the difference between such full Tag-Along Pro Rata Amount and the number of shares of Class A Stock included in such Tag-Along Transfer, at a redemption price (the "Tag-Along Redemption Price") for each share of Class A Stock so redeemed equal to the per share price paid for the Class D Stock by the Proposed Transferee (provided that, if the consideration to be paid by the Proposed Transferee includes any non-cash consideration, the per share amount to be paid in such redemption shall be the fair value of the per share consideration to be paid by such Proposed Transferee as determined in good faith by the Board) less such holder's pro rata share, based on the number of shares of Stock so redeemed from such holder, of the expenses of the Tag-Along Transfer including, without limitation, legal, accounting and investment banking fees and expenses, as determined in good faith by the Board of Directors of the Corporation. The provisions of this Section 5(a) shall not apply to the Non-Redeemable Shares. Redemption under this subsection is conditioned upon the contemporaneous purchase by the Proposed Transferee of the shares issuable under Section 5(b) in connection with the applicable Tag-Along Transfer.

            (b) The shares of Class A Stock redeemed by the Corporation pursuant to a Section 5(a) mandatory redemption shall, on the Redemption Date, be retired and upon such retirement shall automatically revert to authorized but unissued shares of Class A Stock and the Corporation shall, on the Redemption Date, but immediately after such redemption and retirement, issue, to the extent it is lawfully permitted to do so, to the Proposed Transferee a number of shares of Class A Stock equal to the number of shares of such Stock so redeemed. Upon any issuance of such shares (and as a condition to such issuance), the Corporation shall receive from the Proposed Transferee as the purchase price for such shares an amount equal to the Tag-Along Redemption Price for each share of Class A Stock so redeemed.

            (c)   The redemption date for any redemption pursuant to this
Section 5 shall be the closing date of the Tag-Along Transfer causing such redemption (the "Redemption Date"). The Corporation shall give to each holder of record of the shares of Class A Stock to be redeemed pursuant to the terms of this Section 5 prior written notice of such redemption not less than two (2) Business Days prior to the Redemption Date. Each such notice shall state: (A) the Redemption Date; (B) the total number of shares of Class A Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (C) the Tag-Along Redemption Price; and (D) the fact that the certificates for the shares subject to redemption are to be surrendered in exchange for payment of the Tag-Along Redemption Price, at the principal office of the Corporation or at such other place as the Corporation shall designate.

            (d) On the Redemption Date, the shares of Class A Stock required to be redeemed pursuant to the terms of this Section 5 shall be deemed to have been so redeemed, notwithstanding that the certificates representing such Class A Stock shall not have been surrendered at the principal office of the Corporation or such other place as the Corporation may have designated or that notice from the Corporation shall not have been given by the Corporation or, if given, shall not have been received by any holder whose shares of Stock are to be so redeemed. All certificates representing the redeemed shares, including all certificates not so delivered by such holders, shall be, or shall be deemed to be, canceled by the Corporation as of the Redemption Date and shall thereafter no longer be of any force or effect.

      6.    Conversion.

            Each then outstanding share of Class A Stock, Class C Stock and Class D Stock shall automatically be converted into one share of Common Stock upon the earlier to occur of: (a) the approval of the holders of a majority of the voting power of the outstanding Class C and Class D Stock voting together as a single group (in which case such conversion shall be effective as of the date set forth in the stockholder approval) and (b) the occurrence of an Initial Public Offering (in which case such conversion shall be effective as of the IPO
Date). The effective date of any such conversion is referred to herein as the "Conversion Date." Prior to or on the Conversion Date, each holder of shares of Class A Stock, Class C Stock or Class D Stock shall surrender such holder's certificates evidencing such shares at the principal office of the Corporation or at such other place as the Corporation shall designate to such holder in writing at least ten (10) Business Days prior to the Conversion Date, and shall, within ten (10) Business Days after the Conversion Date, be entitled to receive from the Corporation certificates evidencing the number of shares of Common Stock into which such shares of Class A Stock,

Class C Stock or Class D Stock are converted. On the Conversion Date, each holder of shares of Class A Stock, Class C Stock or Class D Stock shall be deemed to be a holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such Class A Stock, Class C Stock or Class D Stock shall not have been surrendered at the principal office of the Corporation or such other place as the Corporation may have designated, that notice from the Corporation shall not have been given or, if given, shall not have been received by any holder of shares of Class A Stock, Class C Stock or Class D Stock, or that certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder. All certificates representing the converted shares of Class A Stock, Class C Stock or Class D Stock, including all certificates not so delivered by such Class A Stock, Class C Stock or Class D Stockholders, shall be, or shall be deemed to be, canceled by the Corporation as of the Conversion Date and shall thereafter no longer be of any force or effect and the Corporation shall not thereafter issue any such shares of Class A Stock, Class C Stock or Class D Stock.

      7.    Voting Rights.

            (a) Holders of shares of Class C Stock and Common Stock shall be entitled to one vote for each share of such stock held on all matters as to which stockholders may be entitled to vote pursuant to the DGCL. Holders of Class D Stock shall be entitled to ______ votes for each outstanding share of such stock held on all matters as to which stockholders may be entitled to vote pursuant to the DGCL.

            (b) Holders of Class A Stock shall not have any voting rights except to the extent required by the DGCL. Unless otherwise required by the terms of this Certificate of Incorporation, paragraph (2) of subsection (b) of
Section 242 of the DGCL shall not entitle the holders of any shares of Stock to vote as a class on the increase of the number of authorized shares of such class of Stock or the decrease of the number of authorized but not outstanding shares of such class of Stock. Except as otherwise required by the DGCL, the holders of any class of Stock entitled to vote on any matter submitted to such holders for a vote shall vote together as a single group and not as separate classes.

      8.    Liquidation; Dividends.

            (a) Subject to the rights of the holders of any shares of then outstanding Preferred Stock, any distribution made upon the liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, shall be allocated pro rata based upon the number of shares of Stock held by each Stockholder. None of the sale, transfer, conveyance or lease of all or substantially all of the property or business of the Corporation, the merger or consolidation of the Corporation into or with any other corporation or the merger or consolidation of any other corporation into or with the Corporation shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section 8(a).

            (b) Subject to the rights of the holders of any shares of then outstanding Preferred Stock, holders of Class A Stock, Class C Stock, Class D Stock and Common Stock shall be entitled to share ratably as a single class in all dividends and other distributions of cash or any other right or property as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

      9.    Legend.

            (a) All certificates representing shares of Class A Stock shall bear legends substantially as follows:

            "THESE SECURITIES ARE SUBJECT TO MANDATORY REDEMPTION BY THE CORPORATION. SUCH REDEMPTION CAN BE ACCOMPLISHED WITHOUT THE CERTIFICATES REPRESENTING SUCH SECURITIES BEING SURRENDERED AND WHETHER OR NOT THE CORPORATION GIVES NOTICE OF SUCH REDEMPTION. THE CORPORATION WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS."

            "AS SPECIFIED IN THE CERTIFICATE OF INCORPORATION OF THE CORPORATION, THE TRANSFERABILITY OF THESE SECURITIES IS SUBJECT TO RESTRICTION. THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY BE REOFFERED AND SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE."

            (b) All certificates representing shares of Class C and Class D Stock in the Corporation shall bear legends substantially as follows:

            "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY BE REOFFERED AND SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE."

            "AS SPECIFIED IN THE CERTIFICATE OF INCORPORATION OF THE CORPORATION, THE TRANSFERABILITY OF THESE SECURITIES IS SUBJECT TO RESTRICTION. THE CORPORATION WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS."

            (c) Subject to Section 3(b) all certificates representing shares of Common Stock in the Corporation shall bear legends substantially as follows:

            "THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE AND MAY BE REOFFERED AND SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE."

            "THE CORPORATION WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS."

            (d) All certificates representing shares of Stock shall bear such additional legends as may be required pursuant to applicable law.

      10. Record Holders. The Corporation shall be entitled to recognize the exclusive right of a person registered in its records as the holder of shares of Class A Stock, Class C Stock, Class D Stock or Common Stock and such record holders shall be deemed the holders of such shares for all purposes.

                 ARTICLE V -- MANAGEMENT OF BUSINESS AND AFFAIRS

      For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, it is further provided:

      1. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws. The phrase "whole Board" and the phrase "total number of directors" shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies. No election of directors need be by written ballot.

      2. After the original or other Bylaws of the Corporation have been adopted, amended, or repealed, as the case may be, in accordance with the provisions of Section 109 of the DGCL, and, after the Corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the Bylaws of the Corporation may be exercised by the Board of Directors of the Corporation.

                        ARTICLE VI -- DIRECTOR LIABILITY

      No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that (except as set forth below) this Article VI does not eliminate or limit any such liability imposed by law: (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders;
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be further eliminated or limited pursuant to this Article VI to the fullest extent permitted by the DGCL as so amended. Unless applicable law requires otherwise, any repeal of this Article VI by the stockholders of the Corporation, and any modification to this Article VI (other than one further eliminating or limiting director personal liability) shall be prospective only and shall not adversely affect any elimination of, or limitation on, the personal liability of a director of the Corporation existing at the time of such repeal or modification.

                         ARTICLE VII -- INDEMNIFICATION

      1. Indemnification. To the fullest extent from time to time permitted by Section 145 of the DGCL, the Corporation shall indemnify each authorized representative of the Corporation (an "Authorized Representative") who was or is a party or who was or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding (including, without limitation, one by or in the right of the Corporation to procure a judgment in its favor), whether civil, criminal, administrative or investigative (hereinafter a "Proceeding"), by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent or another corporation, partnership, joint venture, trust, limited liability company or other enterprise, including service with respect to employee benefit plans, from and against any and all expenses (including, without limitation, attorneys' fees and expenses), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Authorized Representative or on such Authorized Representative's behalf in connection with such Proceeding. The Corporation shall make such indemnification to the Authorized Representative within 30 days after receipt by the Corporation of the written request of the Authorized Representative for such indemnification unless, within that time, the Corporation (by resolution of its directors or stockholders or the written opinion of its independent legal counsel) has determined that the Authorized Representative is not entitled to such indemnification.

      2. Advancement of Expenses. Expenses (including attorneys' fees and expenses) incurred by an Authorized Representative or on such Authorized Representative's behalf in defending any such Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding, within ten
(10) days after receipt by the Corporation of the written request of the Authorized Representative for such advance. To the extent required by law, the Corporation may condition such advance upon the receipt of the written undertaking of such Authorized Representative or on such Authorized Representative's behalf to repay such amount if it shall ultimately be determined that the Authorized Representative is not entitled to be indemnified by the Corporation. Such undertaking shall not be required to be guarantied by any other person or collateralized, and shall be accepted by the Corporation without regard to the financial ability of the person providing such undertaking to make such repayment.

      3. Presumptions; Enforcement. For all purposes of this Article VII and to the fullest extent permitted by applicable law, there shall be a rebuttable presumption in favor of the Authorized Representative that all requested indemnifications and advancements of expenses are reasonable and that all conditions to indemnification or expense advancements, whether required under this Article VII or the DGCL, have been satisfied. The rights to indemnification and advancements of expenses provided by, or granted pursuant to, this Article VII shall be enforceable by any person entitled to such indemnification or advancement of expenses in any court of competent jurisdiction. Neither the failure of the Corporation (including the directors, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that such indemnification or advancement of expenses is proper in the circumstances nor an actual determination by the Corporation (including its directors, independent legal counsel and its stockholders) that such person in not entitled to indemnification or advancement of expenses shall constitute a defense to the action or create a presumption that such person is not so entitled. Such a person shall also be indemnified for any expenses incurred in connection with successfully establishing his or her right to such indemnification or advancement of expenses, in whole or in part, in any such proceeding.

      4. Definitions, Etc. As used in this Article VII, "Authorized Representative" means: (i) any person who is or was an officer or director of the Corporation or is or was serving as a director, officer, employee or agent or in any capacity at the request of the Corporation, for any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise; and (ii) any other person who may be designated by the Board from time to time as an "Authorized Representative" for purposes of this Article VII. The provisions of Section 145(h), (i) and (j) of the DGCL shall apply to this
Article VII.

      5. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust, limited liability company or other enterprise against expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL or this Article VII.

      6. Article Not Exclusive. The rights to indemnification and to the advancement of expenses conferred in this Article VII shall not be exclusive of any other right which any Authorized Representative may have or hereafter acquire under any statute, this Certificate of Incorporation, any by-law, agreement (including any insurance policy), vote of stockholders or disinterested directors or otherwise, both as to action in such Authorized Representative's official capacity and as to action in another capacity while holding such office. Nothing in this Article VII shall affect the right of the Corporation to grant rights of indemnification, and the advancement of expenses, to any other person or in any other circumstance.

      7. Reliance. Each Authorized Representative shall be deemed to have acted in reliance upon the rights to indemnification and advancement of expenses established in this Article VII. Unless applicable law requires otherwise, any repeal or modification of this Article VII (other than a modification expanding the right to indemnification and expense advancement in favor of Authorized Representatives) shall be prospective only and shall not adversely affect any right or benefit of an Authorized Representative to indemnification or expense advancement at the time of such repeal or modification.

      8. Severability. If any portion of this Article VII shall be held to be illegal, invalid or otherwise unenforceable by any court having appropriate jurisdiction, then the Corporation nevertheless shall indemnify and advance expenses to each Authorized Representative to the fullest extent permitted by the applicable portions of this Article VII not so held to be illegal, invalid, unenforceable, and otherwise to the fullest extent permitted by law.

      9. Related Service. Any director or officer of the Corporation serving in any capacity in (i) another corporation of which a majority of the shares entitled to vote in the election of its directors is held, directly or indirectly, by the Corporation or (ii) any employee benefit plan of the Corporation or any corporation referred to in clause (i) shall be deemed to be doing so at the request of the Corporation.

      10. Applicable Law. To the extent permitted by law, any person entitled to indemnification or advancement of expenses as a matter of right pursuant to this Article VII may elect to have the right to indemnification or advancement of expenses interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the applicable Proceeding, or on the basis of the applicable law in effect at the time such indemnification or advancement of expenses is sought. Such election shall be made, by a notice in writing to the Corporation, at the time indemnification or advancement of expenses is sought; provided, however, that if no such notice is given, the right to indemnification or advancement of expenses shall be determined by the law in effect at the time such indemnification or advancement or expenses is sought.

                           ARTICLE VIII -- AMENDMENTS

      From time to time any of the provisions of this Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this certificate of incorporation are granted subject to the provisions of this
Article VIII.

      IN WITNESS WHEREOF, this Certificate of Incorporation has been duly adopted in accordance with Sections 242 and 245 of the DGCL has been executed by its duly authorized officer this __ day of _______, 2001.


                                    ________________________________________
                                    By:
                                    Name:
                                    Title:

                                    EXHIBIT D
                                       to
                         SUPPORT AND EXCHANGE AGREEMENT


                              STOCKHOLDER AGREEMENT

      This Stockholder Agreement ("Agreement"), dated as of May ___, 2002, is by and among D&B Holdings I, Inc., a Delaware corporation ("Holdings"), Dave & Buster's, Inc., a Missouri corporation (the "Company"), David O. Corriveau ("Corriveau"), James W. Corley ("Corley"), Walter S. Henrion ("Henrion"), William C. Hammett, Jr. ("Hammett") (each of Corriveau, Corley, Henrion and Hammett is individually referred to as a "Management Stockholder" and collectively as the "Management Stockholders") and the stockholders of Holdings listed on Exhibit A hereto which have been organized by an affiliate of Investcorp Investment Equity Limited ("IIEL") (IIEL and such holders are individually referred to as an "Investcorp Holder" and collectively as the "Investcorp Holders"). The Management Stockholders and the Investcorp Stockholders are referred to herein as "Stockholder Parties."

      WHEREAS, D&B Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Holdings ("Purchaser") has accepted for purchase any payment shares of Common Stock of the Company tendered pursuant to the cash tender offer for all outstanding shares of the Company (the "Offer") pursuant to the Agreement and Plan of Merger dated May __, 2002 by and among Holdings, Purchaser and the Company (the "Merger Agreement"); and

      WHEREAS, Holdings is a party to a Support and Exchange Agreement dated May __, 2002 with the Management Stockholders pursuant to which the Management Stockholders have agreed to exchange equity securities of the Company held by them for the equity securities of Holdings reflected on Exhibit A hereto (the "Exchange") in conjunction with the equity capitalization of Holdings for purposes of providing equity funding by Holdings to Purchaser which, together with related debt financings, will enable Purchaser to consummate the Offer; and

      WHEREAS, it is a condition to the Exchange that this Agreement be entered into by the parties hereto concurrent with the cash equity contributions to Holdings reflected on Exhibit A hereto; and

      WHEREAS, it is deemed to be in the best interests of Holdings and its stockholders that provision be made for the continuity and stability of the business and policies of the Company and, to that end, the parties hereto set forth their agreement as follows:

      NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:

      1.    Equity Capitalization of Holdings.

      The parties hereto confirm that upon effectiveness of this Agreement the equity capitalization of Holdings will be as set forth on Exhibit A, including the Exchange and cash contributions reflected on such Exhibit A. All Stock held by a family limited partnership of which Corriveau or Corley is a general partner shall be considered owned by Corriveau or Corley, as applicable, for purposes of this Agreement.

      2. Limitations on Sales of Stock by Management Stockholders. Each Management Stockholder hereby agrees that he shall not at any time during the term of this Agreement Sell any Stock owned by such person on the date hereof except:

            (i)   by sale in accordance with Sections 3 or 4 hereof; or

            (ii) by transfer to an Affiliate of such Stockholder Party, provided that the recipient of such Stock ("Permitted Transferee") shall agree in writing with the parties hereto to be bound by and to comply with all applicable provisions of this Agreement; or

            (iii) by one Management Stockholder to another Management Stockholder; or

            (iv) to Holdings or an Affiliate of Holdings in a transaction approved by the board of directors of Holdings.

      3. Procedures on Sale of Stock to Third Parties by Management Stockholders. Except as otherwise expressly provided in Section 2, each Management Stockholder hereby agrees that he (as such, a "Selling Stockholder") shall not Sell any Stock, except in accordance with the following procedures:

            (a) The Selling Stockholder shall first deliver to IIEL a written notice (the "Section 3 Offer Notice"), which Section 3 Offer Notice shall specifically identify the party or parties to whom or which such Selling Stockholder proposes to Sell Stock (such party or parties being hereinafter referred to as the "Identified Parties"), which shall be irrevocable for a period of 30 days after delivery thereof, offering (the "Section 3 Offer") all or any part of the Stock owned by such Selling Stockholder and proposed to be sold by the Selling Stockholder to such Identified Parties at the purchase price and on the terms specified therein. IIEL or its designees shall have the right and option, for a period of 30 days after delivery of the Section 3 Offer Notice, to accept all or any part (subject to Section 3(c) hereof) of the Stock so offered at the purchase price and on the terms stated in the Section 3 Offer Notice. Such acceptance shall be made by delivering a written notice to the Selling Stockholder within said 30-day period.

            (b) The closing of any purchase by IIEL or its designees pursuant to Section 3(a) shall take place at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, NY 10166 on a mutually satisfactory business day within 30 days after the exercise of the option referred to therein. Delivery of certificates or other instruments evidencing such Stock duly endorsed for transfer shall be made on such date against payment of the purchase price therefor.

            (c)   If effective acceptance shall not be received pursuant to
      Section 3(a) above with respect to all Stock offered for sale pursuant to the Section 3 Offer Notice, then the Selling Stockholder may Sell to the Identified Parties all or any part of the Stock so offered for sale and not so accepted at a price not less than the price, and on terms not more favorable to the purchaser thereof than the terms stated in the Section 3 Offer Notice at any time within 90 days after the expiration of the offer required by Section 3(a) above. In the event that the Stock is not sold by the Selling Stockholder during such 90-day period, the right of the Selling Stockholder to Sell such Stock shall expire and the obligations of this Section 3(a) shall be reinstated; provided, however, that in the event that the Selling Stockholder determines, at any time during such 90-day period, that the sale of all or any part of the remaining Stock on the terms set forth in the Section 3 Offer Notice is impractical, the Selling Stockholder can terminate the offer and reinstate the procedure provided in this Section 3 without waiting for the expiration of such 90-day period.

            (d) The Selling Stockholder may specify in the Section 3 Offer Notice that all Stock mentioned therein must be sold, in which case any acceptance received pursuant to Section 3(a) hereof shall be deemed conditioned upon receipt of written notices of acceptance with respect to all Stock mentioned in such Section 3 Offer Notice and/or the sale of the remaining stock, if any, pursuant to Section 3(a) above.

            (e) Anything contained herein to the contrary notwithstanding, any purchaser of Stock pursuant to Section 3 who is not a party to this Agreement shall agree in writing in advance with the parties hereto to be bound by and comply with all applicable provisions of this Agreement and, unless such person is a Stockholder Party, shall be deemed to be a Management Stockholder for all purposes of this Agreement.

            (f) Anything contained herein to the contrary notwithstanding, the Selling Stockholder shall, in addition to complying with the provisions of this Section 3 in the event of a proposed sale of Stock, comply with the provisions of Section 4 hereof if such proposed sale of Stock also qualifies as a Section 4 Offer.

      4.    Right of Co-Sale; Drag-Along Rights.

      (a) In the event that any one or more Stockholder Parties (hereinafter collectively referred to as the "Section 4 Offeree") receives a bona fide offer (the "Section 4 Offer") from a third party (the "Section 4 Offeror") other than a Permitted Transferee to purchase from such Section 4 Offeree shares of Stock, for a specified price payable in cash or otherwise and on specified terms and conditions, and such Section 4 Offeree desires to sell any Stock to the Section 4 Offeror pursuant to the Section 4 Offer such Section 4 Offeree shall promptly forward a notice (the "Section 4 Notice") complying with Section 4(b) to the Company and the Stockholder Parties. Subject to Section 4(c), the Section 4 Offeree shall not Sell any Stock to the Section 4 Offeror unless (i) the terms of the Section 4 Offer are extended to all of the Stockholder Parties and (ii) if the Section 4 Offer, as extended, relates to less than all of the Stock owned by the Stockholder Parties, the Stockholder Parties shall be entitled to Sell to the Section 4 Offeror pursuant to the Section 4 Offer their respective Proportionate Percentage of the aggregate number of shares of Stock to which the
Section 4 Offer relates.

      (b) The Section 4 Notice shall set forth (i) the number of shares of Stock to which the Section 4 Offer relates and the name of the Section 4 Offeree, (ii) the name and address of the Section 4 Offeror, (iii) the proposed amount and type of consideration (including, if the consideration consists in whole or in part of non-cash consideration, such information available to the
Section 4 Offeree as may be reasonably necessary for the Stockholder Parties to properly analyze the economic value and investment risk of such non-cash consideration) and the terms and conditions of payment offered by the Section 4 Offeror and (iv) that the Section 4

Offeror has been informed of the co-sale rights provided for in this Section 4 and has agreed to purchase Stock in accordance with the terms of this Section 4.

      (c)   Anything contained herein to the contrary notwithstanding, the
Section 4 Offeree shall, in addition to complying with the provisions of this
Section 4, comply with the provisions of Section 3 (it being understood that the Section 3 Offer Notice contemplated by Section 3(a) and the Section 4 Notice may be included in a single notice).

      (d) Unless terminated in accordance with Section 12, anything contained herein to the contrary notwithstanding, any purchaser of Stock pursuant to this
Section 4 which is not a party to this Agreement shall agree in writing to be bound by all applicable provisions of this Agreement and, if such person is not already a Stockholder Party, shall be deemed to be a Stockholder Party for all purposes of this Agreement.

      (e) If the Investcorp Holders receive a bona fide offer from a third party that is not an Affiliate of Investcorp S.A. to purchase at least 75% of the Stock held by the Investcorp Holders, such Investcorp Holders shall have the right, exercisable on 10 days prior written notice, to require the other Stockholder Parties to sell their same pro rata percentage of Stock on the same terms and conditions as the Sale by such Investcorp Holders; provided, however, that the provisions of this Section 4(e) shall not apply for the twelve-month period following the date hereof unless Corriveau and Corley consent in writing to such Sale; in the event such consent is obtained, the terms of this Section shall apply to all Management Stockholders.

      5.    Put/Call Options.

      (a) In the event that the employment of Corriveau, Corley or Hammett is terminated by the Company (except for "Cause" as defined in their Employment Agreements with the Company as in effect on the date hereof), or in the event that the consulting engagement of Henrion with the Company is terminated by the Company for reasons other than a breach by Henrion thereunder, or in the event of death or "Disability" (as defined in such Employment Agreements) of any of Corriveau, Corley, Henrion or Hammett, the Management Stockholder so affected (such Management Stockholder as applicable being referred to herein as the "Subject Stockholder") will have the right and option (the "Put Option"), exercisable for a period for 30 days after the date the employment of Corriveau Corley, or Hammett, or the engagement of Henrion, is terminated, as applicable, (such date, the "Termination Date"), to require Holdings to repurchase all, but not less than all, of his Exchange Stock, at an exercise price per share equal to the Fair Market Value of a share of Exchange Stock on the Valuation Date (as defined in Section 13) (the "Put Purchase Price"); provided, however, that in the event that (x) Corriveau or Corley is terminated by the Company without "Cause," (y) the Company's Consolidated EBITDA for the fifteen (15) month period ending as of the end of the fiscal quarter immediately preceding the Termination Date is at least 85% of agreed budgeted EBITDA for such period, as set forth on Exhibit B hereto, and (z) at the time of any such termination, the Company is not in default under any payment covenant, any financial covenant or other material covenant of its senior credit or other debt agreements entered into by the Company or any of its Affiliates with third party lenders in connection with the Offer and the Merger, or any refinancings thereof ("Financing Agreements"), the Put Purchase Price with respect to Corriveau's or Corley's Exchange Stock, as the case may be, shall be equal to 125% of the Fair Market Value of a share of Exchange

Stock on the Valuation Date. The Put Option is exercisable in whole and not in part. In order to exercise the Put Option, the Subject Stockholder shall give written notice to Holdings of such exercise (the "Put Notice") and, within 90 days after the determination of Fair Market Value of the Exchange Stock subject to such Put Option in accordance with subsection (c) below, the Put Option shall be consummated and the Put Purchase Price shall become payable as follows:

            (i) If the Put Purchase Price is equal to or less than the price per share paid in the Offer (the "Transaction Price"), then the aggregate Put Purchase Price shall be paid by Holdings to such Subject Stockholder in full in U.S. dollars; provided, however, that, in the event that payment of all or any portion of such aggregate Put Purchase Price would constitute a breach or default (or event which, with notice or lapse of time, or both, would constitute a breach or default) under any of the Financing Agreements, such payment shall be reduced to the amount allowed by the Financing Agreements and the unpaid balance shall be deferred and shall be evidenced by a subordinated note (the "Deferral Note") issued by Holdings to such Subject Stockholder.

            (ii) The Deferral Note shall mature on the earlier of five days after the closing or effective date of an Approved Sale and the sixth
      (6th) anniversary of the Termination Date and shall bear interest at the prime rate of Citibank N.A. applicable from time to time. Payment of the Deferral Note shall be subordinate to any indebtedness for or obligations relating to borrowed money of the Company, and such Subject Stockholder agrees to execute and deliver to the Company and any lender under any Financing Agreement a subordination agreement in customary form with respect thereto. In the event that the Company completes any refinancing of the Financing Agreements or other recapitalization, Holdings will use its commercially reasonable efforts to pay down the Deferral Note with the proceeds of such refinancing or recapitalization; provided, however, that in no event will any Investcorp Holders receive a cash payment with respect to their Stock in connection with such recapitalization or refinancing prior to the payment in full of the Deferral Note obligations. In addition, Holdings will use its commercially reasonable efforts to (A) obtain customary provisions from its lenders in the Financing Agreements permitting payments on the Deferral Note at customary "basket" limits and
      (B) make payments on the Deferral Note out of operating cash flows and available borrowings under lines of credit of Holdings and its subsidiaries to the extent permitted by the Financing Agreements and not needed, in the reasonable, good faith judgment of the Board of Directors of Holdings, for operations in the normal course of business.

            (iii) If the Put Purchase Price is greater than the Transaction Price, then (A) the amount (the "Excess Amount") by which the actual aggregate Put Purchase Price exceeds the aggregate Put Purchase Price that would be derived by using the Transaction Price as the Put Purchase Price will be deferred and payable in the form of Series A Preferred Stock of Holdings issued to such Subject Stockholder with rights and on terms substantially as set forth in Section 5(a)(iv) below and (B) the balance of the actual aggregate Put Price will be payable in accordance with
      Section 5(a)(i) above (including the proviso contained therein).

            (iv) The Series A Preferred Stock issued pursuant to clause (iii) above shall have an initial aggregate liquidation preference equal to the Excess Amount and cumulative dividends shall accrue thereon in kind at an annual rate of 12.5% compounded annually. The Series A Preferred Stock shall be subject to optional redemption in cash at the liquidation preference plus accrued and unpaid dividends (the "Redemption Price") at any time at the option of Holdings, and shall be subject to mandatory redemption at the Redemption Price upon the occurrence of an IPO or an Approved Sale. In addition, in the event that Holdings makes any cash distributions in respect of its common equity interests, 50% of the cash so distributed will be used to redeem Series A Preferred Stock at the Redemption Price. All partial redemptions shall be pro rata.

            (v) In the event the entire Put Exercise Price is to be paid at one time by Holdings, Holdings may assign its rights to delegate its duties with respect thereto to an Investcorp Holder or an Affiliate thereof, but no such assignment and delegation shall relieve Holdings from its obligations that are not fully discharged by the assignee/delegate.

      (b) In the event that the employment of Corriveau, Corley or Hammett or the consulting engagement of Henrion with the Company is terminated for any reason, Holdings or its designees will have the right and option (the "Call Option"), exercisable for a period for 180 days after the Valuation Date, to require the Subject Stockholder to sell up to 50% of his Exchange Stock at an exercise price per share equal to the Fair Market Value of a share of Exchange Stock on the Valuation Date (the "Call Purchase Price"); provided, however, that in the event that (x) Corriveau or Corley is terminated by the Company without "Cause," (y) the Company's Consolidated EBITDA for the fifteen (15) month period ending as of the end of the fiscal quarter immediately preceding the Termination Date is at least 85% of agreed budgeted EBITDA for such period, as set forth on Exhibit B hereto, and (z) at the time of any such termination, the Company is not in default under any payment covenant, any financial covenant or other material covenant of its Financing Agreements, the Call Purchase Price with respect to Corriveau or Corley's Exchange Stock, as the case may be, shall be equal to 125% of the Fair Market Value of a share of Exchange Stock on the Valuation Date. The Call Option is exercisable in whole and not in part. In order to exercise the Call Option, Holdings (or its designees) shall give written notice to the Subject Stockholder of such exercise (the "Call Notice") and, within 90 days after the determination of Fair Market Value of the Exchange Stock in accordance with subsection (c) below, Holdings shall pay to the Subject Stockholder the aforesaid exercise price in full in U.S. dollars.

      (c) Within twenty (20) days after receipt of the Put Notice, or concurrently with the delivery of the Call Notice, the Board of Directors of Holdings, either directly or through the chief financial officer of Holdings, shall provide such Subject Stockholder with a written determination of the Fair Market Value of a share of Exchange Stock, which determination shall set forth in reasonable detail the basis for the determination of such Fair Market Value (and shall provide back-up documentation therefor). If such Subject Stockholder shall object to such determination of Fair Market Value (or the basis thereof), then such Subject Stockholder shall provide written notice thereof to Holdings ("Notice of Objection") within twenty (20) days after receipt of such certification. Such Subject Stockholder and Holdings shall use their best efforts to resolve any such dispute as to Fair Market Value within twenty (20) days after the Notice of Objection. If such dispute cannot be resolved within such twenty-day period, then such Subject Stockholder and Holdings agree to submit the matter for resolution to a nationally recognized investment banking firm or accounting firm mutually agreeable to such Subject Stockholder and Holdings. If the Company and the Subject Stockholder are unable to agree on such firm within an additional ten (10) days, the firm shall be Merrill Lynch (or its successor). The Subject Stockholder shall pay such portion of the fees and expenses of such investment banking firm or accounting firm as is nearly equal to the percentage of the outstanding Stock of the Company owned by the Subject Stockholder.

      (d) At any closing for a sale of Stock pursuant to this Section 5, a selling Subject Stockholder shall deliver to Holdings, against payment of the purchase price therefor, the certificate or certificates representing all such Stock, free and clear of all liens, charges, pledges and other encumbrances and accompanied by stock transfer powers duly endorsed for transfer, and together with all other documents which may be necessary in order to effect such sale.

      6. Pre-Emptive Rights. In the event that Holdings proposes to issue equity securities, or rights, options or warrants exercisable to purchase equity securities, or securities convertible into equity securities (collectively "Equity Securities"), the following provisions shall apply:

            (a) Each time Holdings proposes to issue any Equity Securities, Holdings shall deliver a notice to each Management Stockholder on the date hereof (an "Initial Stockholder") stating its intention to issue the Equity Securities and the price and terms upon which it proposes to issue the Equity Securities. Within 15 days after the receipt of such notice, each Initial Stockholder may elect to purchase up to that portion of the Equity Securities to be issued as is equal to the proportion that the number of shares of Stock issued and outstanding and held by such Initial Stockholder bears to the total number of common equity shares of Holdings issued and outstanding (in each instance excluding as outstanding any Stock subject to forfeiture restrictions).

            (b) If an Initial Stockholder elects to purchase his portion of the Equity Securities, he or it shall be required to do so on such date (the "Funding Date") which is the later of the date set forth in the notice referred to in Section 6(a) above or 10 days after such Stockholder has elected to purchase Equity Securities. The purchase of the Equity Securities shall be on the same terms and conditions as set forth in the notice. If any such Stockholder fails to elect to purchase his portion of the Equity Securities within the 15-day period, Holdings may proceed to offer the Equity Securities on terms no more favorable to the offeree than as set forth in the notice. If Holdings fails to complete the sale of Equity Securities on such basis within 180 days of the date of its original notice, the right provided hereunder to the Initial Stockholders shall be deemed to be revived; and the Equity Securities shall not be offered unless first reoffered to the Initial Stockholders in accordance with this provision.

            (c) The preemptive rights in this Section 6 shall not be applicable to (i) the sale of shares under options or awards pursuant to stock plans adopted by the Board of Directors of Holdings, (ii) the IPO,
      (iii) the issuance of securities in connection with a bona fide business acquisition of or by Holdings, whether by merger, sale of assets or otherwise, or (iv) the issuance of warrants or other securities in connection with a bona fide incurrence of debt by Holdings or the Company.

      7.    Governance.

      (a) The Stockholder Parties shall vote all of their respective shares of Stock for the election of a Board of Directors consisting of up to nine persons, of which (i) three persons shall be designated by the Management Stockholders (such designees being Corriveau, Corley and Henrion so long as such persons are able to serve) and (ii) the remaining number shall be designated by the Investcorp Holders holding voting Stock.

      (b) No Stockholder Party shall give any proxy or power of attorney to any person or entity that permits the holder thereof to vote in his discretion on any matter that may be submitted to the stockholders for their consideration and approval, unless such proxy or power of attorney is made expressly subject to and is exercised in conformity with the provisions of this Agreement.

      (c) The removal from a Board of Directors of any representative designated by a Management Stockholder shall be at such Stockholder's written request and under no other circumstances.

      (d) In the event that any representative designated hereunder by a Management Stockholder ceases to serve as a member of a Board of Directors during his term of office, the resulting vacancy shall be filled by a representative designated by such Stockholder, subject to approval of IIEL, which approval shall not be unreasonably withheld.

      (e) Unless the prior approval of at least two designees of the Management Stockholders to the Board of Directors is obtained, Holdings will not undertake, and will cause the Company not to, and the Stockholder Parties will take all actions necessary to prevent Holdings and the Company, as applicable, from undertaking, the following actions:

            (i) amending the Certificate of Incorporation or Bylaws of Holdings or the Company, in either case in a manner that would specifically conflict with the rights of the Management Stockholders hereunder in any manner materially adverse to such Management Stockholders;

            (ii) prior to the second anniversary of the effectiveness of this Agreement, engaging in a new line of business which would represent a material deviation from the operation of the "Dave & Buster's" concept of restaurant/entertainment complexes as currently conducted and proposed to be conducted; or

            (iii) relocating the Company's executive offices from the Dallas metropolitan area.

      (f) So long as Corriveau and Corley remained employed by the Company, the hiring or removing of any other executive officer of the Company shall be made only after reasonable, good faith discussion with Corriveau and Corley consistent with their roles and responsibilities as the two most senior members of management of the Company, provided, however, that the foregoing provisions shall not apply to Corriveau or Corley.

      8.    Loan Arrangements. Immediately prior to the Merger, the Company will
(i) loan Corriveau the sum of, or (ii) guarantee a loan made by a third party lender in the amount of, $2.5 million so that Corriveau may refinance a loan which is secured by a pledge of existing stock of the Company beneficially owned by Corriveau. The determination as to whether the Company makes the loan or guarantees a third-party loan shall by made by the Company in its sole discretion. Such loan will be full recourse to Corriveau and secured by Corriveau's Stock, and will be due on the earliest of (i) the seventh year anniversary of the Merger, (ii) an Approved Sale, (iii) 180 days after termination of employment by the borrower, to the extent of any proceeds, net of taxes, received by Corriveau as a result of such termination of employment, and
(iv) the sale of any Stock by Corriveau, to the extent of the after tax proceeds of such sale. Interest on the unpaid principal amount of such loans will accrue at the then applicable rate charged to the Company under the Company's revolving credit facility. Corriveau will use at least 25% of the proceeds, net of taxes, of any bonus received by Corriveau, first to pay accrued interest and then to reduce principal. At the closing of the Offer, the Management Stockholders shall repay any outstanding loans owed to the Company or any affiliate.

      9. Employment Agreements. The employment of each of Corriveau and Corley shall be as set forth in their existing employment agreements with the Company.

      10. Legend on Stock Certificates. Each certificate representing shares of Stock held by a Stockholder Party shall bear a legend containing the following words:

      "THE SALE, TRANSFER, ASSIGNMENT, PLEDGE OR ENCUMBRANCE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND/OR THE RIGHTS OF THE HOLDER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IN RESPECT OF THE ELECTION OF DIRECTORS ARE SUBJECT TO THE TERMS AND CONDITIONS OF A STOCKHOLDERS' AGREEMENT DATED AS OF MAY ___, 2002, AMONG THE CORPORATION AND CERTAIN HOLDERS OF THE OUTSTANDING CAPITAL STOCK OF THE CORPORATION. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE CORPORATION."

      11. Additional Shares of Stock; Etc. In the event additional shares of Stock are issued by Holdings to a Stockholder Party at any time during the term of this Agreement, either directly or upon the exercise or exchange of securities of Holdings exercisable for or exchangeable into shares of Stock, such additional shares of Stock shall, as a condition to such issuance, become subject to the terms and provisions of this Agreement (provided that the provisions of Section 5 shall apply only to Exchange Stock).

      12. Duration of Agreement. The rights of each Stockholder Party and the obligations of each Stockholder Party under this Agreement shall terminate upon the earliest to occur of (i) the transfer of all Stock owned by such Stockholder, (ii) on the tenth anniversary of the date hereof, (iii) an IPO, (iv) termination of the Merger Agreement prior to the Effective Time, and (v) an Approved Sale.

      13. Definitions. As used herein, the following terms shall have the following respective meanings:

            Affiliate, with respect to any Stockholder Party, shall mean any individual, partnership, corporation, group or trust that directly or indirectly controls, is controlled by or is under common control with such Stockholder Party (with "control" being the power to direct or cause the direction of management and policies, whether through ownership of voting securities, by contract or otherwise) and, in the case of any Investcorp Holder, any person with whom Investcorp S.A. or any affiliate thereof has an administrative relationship with respect to ownership, directly or indirectly, of equity securities of Holdings.

            Approved Sale means a transaction or a series of related transactions which results in any person or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) acquiring more than 50% of the economic beneficial interest in the equity securities or business of Holdings (disregarding for this purpose any disparate voting rights attributable to the outstanding stock of the Company), whether pursuant to the sale of the stock, the sale of the assets, or a merger of consolidation (other than, in any case, a sale or transfer of stock by an Investcorp Holder or affiliate thereof to (i) another Investcorp Holder or affiliate thereof, or (ii) a non-U.S. entity with respect to which Investcorp S.A. or affiliate thereof has an administrative relationship with respect to shares of Holdings).

            Charter shall mean the Certificate of Incorporation of Holdings, as amended from time to time.

            Consolidated EBITDA shall mean the Company's consolidated net income from continuing operations for the twelve (12) month period ending as of the end of the fiscal quarter immediately preceding the Termination Date plus all amounts deducted in arriving at net income in respect of (A) income taxes, (B) all amounts properly charged for depreciation and amortization of intangible assets, including goodwill, (C) interest expense for such period, and (D) fees and expenses payable to [Investcorp S.A] or its Affiliates in connection with the Merger, and management fees payable to [Investcorp S.A.] or its Affiliates, all as determined by the Audit Committee of the Company's Board of Directors in accordance with generally accepted accounting principles, consistently applied, which determination shall be binding and conclusive for all purposes.

            Exchange Stock means, as to any Subject Stockholder, only the shares of capital stock of Holdings issued to such Subject Stockholder in the Exchange and any additional shares of capital stock of Holdings acquired pursuant to the exercise of any Rollover Option.

            Delayed Put/Call Shares means (i) any shares of Exchange Stock subject to the Put Option which have not been owned by the Subject Stockholder as of the applicable

      Termination Date for a period of at least six (6) months and (ii) any shares of Exchange Stock acquired after the applicable Termination Date by the Subject Stockholder upon the exercise of any Rollover Option in accordance with the terms of such Rollover Option.

            Fair Market Value of any shares of Stock shall mean the fair value of such shares as determined, as of any applicable date, in the manner set forth in Section 5 hereof.

            IPO shall have the same meaning as is attributable to "Initial Public Offering" in the Charter.

            Proportionate Percentage shall mean the pro rata percentage of the number of shares of Stock to which a Section 4 Offer relates that each Stockholder Party shall be entitled to Sell to the Section 4 Offeror, such pro rata percentage, as to each such Stockholder Party, being the percentage figure which expresses the ratio between the number of shares of Stock owned by such Stockholder Party and the aggregate number of shares of Stock owned by all Stockholder Parties and the Section 4 Offeree.

            Rollover Option means, as to any Subject Stockholder, stock options granted to such Subject Stockholder by Holdings in the Exchange.

            Sale or Sell, as to any Stock, shall mean to sell, or in any other way transfer, assign, distribute, encumber or otherwise dispose of, either voluntarily or involuntarily.

            Stock shall mean and include (without duplication) (i) the presently issued and outstanding shares of capital stock of Holdings and any options or stock subscription warrants exercisable therefor (which options and warrants shall be deemed to be that number of outstanding shares of Stock for which they are exercisable), (ii) any additional shares of capital stock hereafter issued and outstanding and (iii) any shares of capital stock of Holdings into which such shares may be converted or for which they may be exchanged or exercised.

            Valuation Date means (i) with respect to Delayed/Put Call Shares, the date on which such Delayed/Put Call Shares have been owned by the affected Management Stockholder for a period of six months and (ii) with respect to all other shares of Exchange Stock subject to the Put Option, the applicable Termination Date.

      14. Severability; Governing Law. If any provisions of this Agreement shall be determined to be illegal and unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed wholly therein.

      15. Arbitration. Any controversy or dispute among the parties arising in connection with this Agreement shall be submitted to a panel of three arbitrators and finally settled by arbitration in accordance with the commercial arbitration rules then in effect of the American Arbitration Association. Each of the disputing parties shall appoint one arbitrator, and these two arbitrators shall independently select a third arbitrator. Arbitration shall take place in Dallas, Texas, or such other location as the arbitrators may select. The prevailing party in such arbitration shall be entitled to the award of all costs and attorneys' fees in connection with such action as determined by such arbitration panel. Any award for monetary damages resulting from nonpayment of sums due hereunder shall bear interest from the date on which such sums were originally due and payable. Judgment upon the award rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of the award and an order of enforcement, as the case may be.

      16. Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties and their respective Permitted Transferees, and to no other persons.

      17. Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or by telecopy or sent by nationally-recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth (i) in the case of the Company, at its executive offices in Dallas, Texas, and (ii) in the case of a Stockholder Party, to its address on the stock transfer books of the Company, or at such other address as may hereafter be designated in writing by such party to the other parties. All such notices, requests, consents and other communications shall be deemed to have been delivered (i) in the case of personal delivery, on the date of such delivery, or (ii) in the case of dispatch by nationally-recognized overnight courier, on the next business day following such dispatch.

      18. Modification. Except as otherwise provided herein, neither this Agreement nor any provisions hereof can be modified, changed, discharged or terminated except by an instrument in writing signed by all of the parties hereto.

      19. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

      20. Nouns and Pronouns. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa.

      21. Entire Agreement. This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings with respect thereto.

      22. Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day, month and year fast above written.


                                    D&B Holdings I, Inc.


                                    By _______________________________________


                                    __________________________________________
                                                David O. Corriveau


                                    __________________________________________
                                                 James W. Corley


                                    __________________________________________
                                                Walter S. Henrion


                                    __________________________________________
                                             William C. Hammett, Jr.


                                    __________________________________________
                                                 [Fifteen, L.P.]


                                    __________________________________________
                                          [Wentworth Investments, L.P.]


                                    [Investcorp Holders]